EXHIBIT 99.1

Contact: David Ruckert or Bob Connors, CFO, 510-490-0717

FIBERSTARS REPORTS 2nd QUARTER RESULTS

FREMONT, Calif. July 23, 2003—Fiberstars, Inc. (Nasdaq: FBST) today announced results for the second quarter, 2003.

Net income for the quarter was $85,000 ($0.02 per share), vs. income of $3,000 ($0.00 per share) in the second quarter of 2002.

Revenue was $7,574,000, 14% below the year ago quarter. The decline is attributable to weak pool and spa group business, where sales were down 25% vs. the year ago quarter. The Company’s April through June sales in the commercial lighting group were up 9% vs. the same period last year.

For the first six months of 2003, Fiberstars’ revenue was $13,453,000, down 18% compared to $16,358,000 for the first six months of 2002.  The net loss for the first half was $537,000 ($0.10 per share) compared to a loss of $67,000 ($0.00 per share) in the first six months of 2002.

“We are pleased that we achieved our goal of profitability in the quarter, and of stabilizing our commercial lighting business,” said David Ruckert, President, CEO of Fiberstars. “Sales in the commercial lighting group have been soft since September 11, 2001, and we believe this quarter’s result gives us a platform for achieving future growth as our new energy saving Fiberstars EFO™ technology begins to enter the mainstream general lighting market.

“Sales in the swimming pool group continued to be soft in the quarter, and are not expected to recover this year. We attribute the drop in sales this year to the continued weak economy, poor weather conditions in the quarter and competitive inroads of multi-color lighting products in both the swimming pool and the stand-alone spa markets. We are encouraged by the performance of and customer loyalty to our new Jazz Light™ product, and we continue to see long term growth opportunities in the swimming pool sector with Jazz and an expanding line of fiber optic products. We have developed an aggressive 2004 product and marketing program — which we plan to start presenting to customers this summer—to revitalize Fiberstars’ business in this market.”

Fiberstars continued to reduce expenses in the quarter, which helped achieve the profit. Expenses in the quarter were lower than the year ago period by $617,000, or 18%. At the end of the quarter, the Fiberstars Seattle office was closed. Manufacturing which was done in Seattle was transferred either to the Company’s headquarters in Fremont or to its new contract manufacturing company in India. A total of $2.2 million in expense cuts on an annualized basis have been taken since January.  In addition, a number of margin improvement actions have been implemented this year, some of which we do not expect to have full effect until 2004.

As previously announced, the Company also strengthened its balance sheet in the quarter by raising $3,000,000 in the first closing of a private placement stock offering.  A second closing amount of $1,388,000 is subject to shareholder approval and other closing conditions which are currently expected to be fulfilled in August. The Company plans to use funds to support the EFO product roll-out and to provide working capital.

The introduction of Fiberstars EFO™ technology to large national accounts continues to be encouraging. The product is in various stages of evaluation at over 50 accounts, some of which have moved past initial testing and have or are expected to order the product for initial installations.

In May, the Company introduced the next generation of Fiberstars EFO system at the annual Light Fair trade show in New York. This product, scheduled to be available in the fourth quarter, replaces eight 50 watt halogen lamps – 400 total watts – with a 68 watt EFO lamp lighting eight large core fibers, an energy savings of 83%. This represents an improvement in energy efficiency of 25% over the current EFO system.

Fiberstars and three partner companies have made good progress in the first year of the previously announced three-year DARPA R&D project. Fiberstars was awarded its 38th U. S. patent in the quarter, as it continues to build its intellectual property position on its new EFO technology.

About Fiberstars

Fiberstars is the world’s leading supplier of fiber optic lighting. Fiberstars products are designed, manufactured and marketed in the commercial lighting, sign and swimming pool and spa markets. Fiber optic lighting provides aesthetic, safety, energy savings and maintenance cost benefits over conventional lighting. Fiberstars has 38 patents on its technologies for fiber optic lighting. Customers include fast food restaurant chains, theme parks and casinos, hotels, retail stores, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 44259 Nobel Dr., Fremont, California. The Company has additional offices in Cleveland, England and Germany. Telephone 510-490-0719. Web site: www.fiberstars.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding expected margins and expense levels, use of proceeds from the private placement, the expected timing of and ability to close the second stage of the private placement, the future growth of the company including acceptance of the EFO technology and long term growth for pool products, the business outlook for 2003 and thereafter, progress and expected benefits of the DARPA contract work, marketing plans, expected product introductions and customer acceptance and orders, energy efficiency and statements or implications that the new technology will offer a competitive edge and contribute to future growth. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company’s future include, but are not limited to, the ability of the Company to maintain expense reduction levels, the slowing U.S. and world economy and its effects on Fiberstars’ markets, failure to develop marketable products from new technologies, failure of new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Fiberstars operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars’ SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002, and its Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date hereof.  Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.

FIBERSTARS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$966	$231
Accounts receivable trade, net	6,025	5,208
Notes and other accounts receivables	185	239
Inventories, net	6,520	6,808
Prepaids and other current assets	425	343
Total current assets	14,121	12,829

Fixed assets, net	2,318	2,581
Goodwill, net	4,107	4,032
Intangibles, net	385	462
Other assets	176	197
Total assets	$21,107	$20,101

LIABILITIES
Current liabilities:
Accounts payable	$1,721	$2,011
Accrued expenses	1,946	2,117
Bank overdraft	—	691
Short-term bank borrowings	155	593
Total current liabilities	3,822	5,412
Other long-term liabilities	59	—
Derivative instruments outstanding	633	—
Long-term bank borrowings	464	449
Total liabilities	4,978	5,861

SHAREHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	21,738	19,611
Notes receivable from shareholder	—	(75)
Cumulative translation adjustments	105	(119)
Retained earnings (accumulated deficit)	(5,715)	(5,178)
Total shareholders’ equity	16,129	14,240
Total liabilities and shareholders’ equity	$21,107	$20,101

FIBERSTARS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002

Net sales	$7,574	$8,768	$13,453	$16,358
Cost of sales	4,699	5,385	8,532	10,089
Gross profit	2,875	3,383	4,921	6,269
Operating expenses:
Research and development	202	489	398	933
Sales and marketing	1,865	2,173	3,613	3,980
General and administrative	676	698	1,344	1,403

Total operating expenses	2,743	3,360	5,355	6,316
Income (loss) from operations	132	23	(434)	(47)

Other income (expense):
Equity in joint venture’s income	—	6	—	6
Interest and other income (expense), net	(28)	(25)	(60)	(51)

Income (loss) before income tax	104	4	(494)	(92)
Benefit from (provision for) income taxes	(19)	(1)	(43)	25
Net income (loss)	$85	$3	$(537)	$(67)

Net income (loss) per share - basic	$0.02	$—	$(0.10)	$(0.01)

Shares used in computing net income (loss) per share – basic	5,244	5,102	5,179	4,942

Net income (loss) per share - diluted	$0.02	$—	$(0.10)	$(0.01)
Shares used in computing net income (loss) per share - diluted	5,285	5,194	5,218	4,992